CREDIT AGREEMENT

DOUBLE EAGLE PETROLEUM CO.
as Borrower

BANK OF OKLAHOMA, N.A.,
as Administrative Agent

and CERTAIN FINANCIAL INSTITUTIONS,
as Lenders

$75,000,000

February 26, 2009

TABLE OF CONTENTS

Page

Schedules and Exhibits:

Schedule 1 Schedule 2 Schedule 3 Schedule 4 Schedule 5 Schedule 6	- - - - - -	Disclosure Schedule Security Schedule Insurance Schedule Lenders Schedule Post-Closing Obligations Permitted Non-Lender Hedging Counterparties
Exhibit A-1 Exhibit A-2 Exhibit B Exhibit C Exhibit D Exhibit E	- - - - - -	Revolving Note Term Note Borrowing Notice Continuation/Conversion Notice Certificate Accompanying Financial Statements Opinion of Counsel for Restricted Persons

Exhibit F — Assignment and Acceptance AgreementCREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of February 26, 2009, by and among Double Eagle Petroleum Co., a Maryland corporation (“Borrower”), Bank of Oklahoma, N.A., individually and as administrative agent (“Administrative Agent”) and as LC Issuer, and the Lenders referred to below.

W I T N E S S E T H:

In consideration of the mutual covenants and agreements contained herein in consideration of the loans which may hereafter be made by Lenders and the Letters of Credit which may be made available by LC Issuer to Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I — Definitions and References

Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Consolidated EBITDA” means, for any Fiscal Quarter, Consolidated EBITDA for such Fiscal Quarter adjusted (a) as permitted and in accordance with Article 11 of Regulation S-X promulgated by the Securities and Exchange Commission, (b) to give effect to any acquisition or divestiture made by the Borrower or any of its Consolidated Subsidiaries during such Fiscal Quarter as if such transactions had occurred on the first day of such Fiscal Quarter, regardless of whether the effect is positive or negative.

“Administrative Agent” means Bank of Oklahoma, N.A., as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with, such Person.

“Aggregate Commitment” means the aggregate amount of the Commitments of the Lenders; provided that in no event shall the Aggregate Commitments exceed the Maximum Credit Amount.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means the Domestic Lending Office in the case of Base Rate Loans and such Lender’s Eurodollar Lending Office in the case of Eurodollar Loans.

“Applicable Utilization Level” means on any date the level set forth below that corresponds to the percentage, at the close of business on such day, equivalent to the (i) Revolving Loan Facility Usage divided by (ii) the Borrowing Base minus the Term Loan Commitment (the “Utilization Percent”):

Applicable Utilization Level	Utilization Percent
Level I	less than 50%
Level II	greater than or equal to 50% but less
than 75%
Level III	greater than or equal to 75% but less
than 90%
Level IV	Greater than or equal to 90%

“Assignment and Acceptance Agreement” means a document in the form of Exhibit F duly executed by a Lender.

“Bank of Oklahoma” means Bank of Oklahoma, N.A. acting in its individual capacity and not as Administrative Agent.

“Base Rate” means, for any day, the rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus one-half of one percent (.5%), (b) the Prime Rate for such day and (c) the One-Month Eurodollar Rate for such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the One-Month Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate or the One-Month Eurodollar Rate. As used in this definition, “Prime Rate” means, at any time, the per annum rate of interest most recently announced within Bank of Oklahoma, N.A. as its National Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank of Oklahoma , N.A. may designate. Each change in the Prime Rate will be effective on the day the change is announced within Bank of Oklahoma.

“Base Rate Loan” means a Loan that bears interest at the Revolving Loan Adjusted Base Rate or the Term Loan Adjusted Base Rate..

“Base Rate Margin” means, on any date:

(a) with respect to each Base Rate Loan which is a Revolving Loan, the rate per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Base Rate Margin
Level I	1.25%
Level II	1.50%
Level II	1.75%
Level IV	2.00%

Changes in the applicable Base Rate Margin will occur automatically without prior notice as changes in the Applicable Utilization Level occur.

(b) with respect to each Base Rate Loan which is a Term Loan, 2.75% per annum.

“Basis Point” means one one-hundredth of one percent (0.01%).

“Borrower” means Double Eagle Petroleum Co., a Maryland corporation.

“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.2 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” means, at the particular time in question, either the amount provided for in Section 2.8 or the amount determined by Administrative Agent and Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) in accordance with the provisions of Section 2.9; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(b).

“Borrowing Base Properties” means the oil and gas properties evaluated by Lenders for purposes of establishing the Borrowing Base.

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in Denver, Colorado and Oklahoma City, Oklahoma. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which should, in accordance with GAAP, appear as a liability on the balance sheet of such Person.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within twelve months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America;

(b) demand deposits, and time deposits (including certificates of deposit) maturing within twelve months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S & P;

(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with any commercial bank meeting the specifications of subsection (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S & P; and

(e) money market or other mutual funds (i) that are rated AA or better by S&P or (ii) substantially all of the assets of which comprise securities of the types described in subsections (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case that secures the Secured Obligations.

“Commitment” means for each Lender the sum of its Revolving Loan Commitment and its Term Commitment.

“Commitment Fee Rate” means, on any date, the rate per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Commitment Fee Rate
Level I	37.5 Basis Points
Level II	37.5 Basis Points
Level II	37.5 Basis Points
Level IV	50.0 Basis Points

Changes in the applicable Commitment Fee Rate will occur automatically without prior notice as changes in the Applicable Utilization Level occur.

“Commitment Period” means the period from and including the Closing Date until the Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated Interest Expense” means, for any period, all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) and all dividends paid with respect to Borrower’s preferred stock during such period.

“Consolidated EBITDA” means, for any period (without duplication), the sum of (1) Consolidated Net Income during such period (excluding extraordinary gains and losses), plus (2) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Lease Obligations) which was deducted in determining such Consolidated Net Income, plus (3) all income taxes which were deducted in determining such Consolidated Net Income, plus (4) all depreciation, amortization (including amortization of good will and debt issue costs), depletion, exploration expense and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of FASB 123(R), 133, 143, 144 or 157) which were deducted in determining such Consolidated Net Income, minus (5) all non-cash items of income which were included in determining such Consolidated Net Income.

“Consolidated Net Income” means, for any period, Borrower’s and its properly Consolidated subsidiaries’ gross revenues for such period, including any cash dividends or distributions actually received from any other Person during such period, minus Borrower’s and such subsidiaries’ expenses and other proper charges against income (including taxes on income, to the extent imposed), determined on a Consolidated basis, after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings of any Person (other than a Restricted Person) in which Borrower or any of its subsidiaries has an ownership interest.

“Consolidated Net Worth” of as of any date, the remainder of Borrower’s and its properly Consolidated subsidiaries’ assets minus Borrower’s and its properly Consolidated subsidiaries’ liabilities, each as determined by GAAP, but excluding, for purposes of this definition any assets and liabilities for any Hedging Contract resulting from the requirements of SFAS 133 at such time.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Core Acquisitions and Investments” means (i) acquisitions of Oil and Gas Properties and acquisitions of assets used in the producing, drilling or transporting of Borrower’s producing Oil and Gas Properties, and (ii) acquisitions of or Investments in Persons engaged primarily in the business of acquiring, developing and producing Oil and Gas Properties; provided that with respect to any acquisition or Investment described in this clause (ii), immediately after making such acquisition or Investment, Borrower shall own at least fifty-one percent (51%) of the Equity Interests of such Person, measured by voting power.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Loan the rate per annum which is two percent (2%) above the interest rate then in effect for such Loan, (b) with respect to any Letter of Credit the rate per annum which is two percent (2%) above the Letter of Credit fee then in effect, and (c) with respect to any other Obligation, the Default Rate of Base Rate Loans which are Revolving Loans, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Determination Date” has the meaning given to such term in Section 2.9.

“Disclosure Schedule” means Schedule 1 hereto, as supplemented by a notice delivered to Administrative Agent pursuant to Section 6.18.

“Distribution” means (a) any dividend or other distribution made by a Restricted Person on or in respect of any common or preferred stock, partnership interest, membership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any option or warrant to buy such an equity interest), or (b) any payment made by a Restricted Person to purchase, redeem, acquire or retire any stock, partnership interest, membership interest, or other equity interest in such Restricted Person or any other Restricted Person (including any such option or warrant).

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch, or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, and (c) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Commitment, LC Issuer, and (iii) unless an Default or Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity Interest” means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Revolving Loan Adjusted Eurodollar Rate or the Term Loan Adjusted Eurodollar Rate.

“Eurodollar Margin” means, on any date:

(a) with respect to each Eurodollar Loan which is a Revolving Loan, the rate per annum set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Eurodollar Margin

Level I	2.00%

Level II	2.25%

Level II	2.50%

Level IV	2.75%

Changes in the applicable Eurodollar Margin will occur automatically without prior notice as changes in the Applicable Utilization Level occur.

(b) with respect to each Eurodollar Loan which is a Term Loan, 3.5% per annum.

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefor, (a) the interest rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by its London branch to major banks in the London Inter-Bank Market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.7(b), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.5(a).

“Existing Credit Documents” means that certain Commercial Loan Agreement dated as of January 1, 2003, among Borrower and American National Bank and certain other lenders, as from time to time amended, together with the promissory notes made by Borrower thereunder.

“Existing Indebtedness” means all Indebtedness outstanding under the Existing Credit Documents on the date hereof.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board of the United States (or any generally recognized successor) that are applicable to Borrower’s business, and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Required Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means any Person who has guaranteed some or all of the Secured Obligations pursuant to a guaranty listed on the Security Schedule or any other Person who has guaranteed some or all of the Obligations and who has been accepted by Administrative Agent as a Guarantor or any Subsidiary of Borrower which now or hereafter executes and delivers a guaranty to Administrative Agent pursuant to Section 6.15.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

“Impacted Lender” means (a) any Lender (i) which has defaulted in its obligation to fund Loans hereunder within three Business Days of the date required to be funded by it hereunder, (ii) which has failed to fund any portion of its participations in LC Obligations required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (iii) which has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (iv) which has been deemed insolvent or become the subject of a proceeding under any Debtor Relief Law; or (b) any Lender as to which (i) the LC Issuer has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (ii) an entity that Controls such Lender has been deemed insolvent or become the subject of a proceeding under any Debtor Relief Law.

“Indebtedness” of any Person means Liabilities in any of the following categories (without duplication):

(a) Liabilities for borrowed money;

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services;

(c) Liabilities evidenced by a bond, debenture, note or similar instrument (excluding plugging bonds or other similar bonds required to be posted by Governmental Authorities in connection with the conduct of developing and operating Oil and Gas Properties);

(d) Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one (1) year from the date of creation or incurrence thereof (other than reserves for taxes and reserves for contingent obligations);

(e) Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof which would be accounted for as an interest expense under GAAP;

(f) Liabilities constituting principal under Capital Leases Obligations;

(g) Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person;

(h) Liabilities owing under direct or indirect guaranties of Indebtedness of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Indebtedness of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Indebtedness, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection;

(i) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property of such Person, if such Liabilities arise out of or in connection with the sale or issuance of the same or similar securities or property;

(j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor;

(k) Liabilities with respect to banker’s acceptances;

(l) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment); or

(m) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days past the original invoice or billing date therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Independent Engineers” means the independent petroleum engineering firm that prepared the Initial Engineering Report or another independent petroleum engineering firm chosen by Borrower and acceptable to Administrative Agent.

“Initial Borrowing Base” has the meaning given to such term in Section 2.8.

“Initial Engineering Report” means the engineering report concerning oil and gas properties of Restricted Persons dated September 2, 2008, prepared by /Netherland, Sewell & Associates, Inc. as of June 30, 2008.

“Initial Financial Statements” means (a) the audited annual Consolidated financial statements of Borrower dated as of December 31, 2007, and (b) the unaudited quarterly Consolidated financial statements of Borrower dated as of September 30, 2008.

“Insolvent” means with respect to any Person, that such Person (a) is insolvent (as such term is defined in the United States Bankruptcy Code, Title 11 U.S.C., as amended (the “Code”), and with all terms used in this definition that are defined in the Code having the meanings ascribed to those terms in the text and interpretive case law applicable to the Code), or (b) the sum of such Person’s debts, including absolute and contingent liabilities, the Obligations or guarantees thereof, exceeds the value of such Person’s assets, at a fair valuation, and (c) such Person’s capital is unreasonably small for the business in which such Person is engaged and intends to be engaged. Such Person has incurred (whether under the Loan Documents or otherwise), or intends to incur debts which will be beyond its ability to pay as such debts mature. In determining whether a Person is “Insolvent” all rights of contribution of each Restricted Party against other Restricted Parties under the Guaranty, at law, in equity or otherwise shall be taken into account.

“Insurance Schedule” means Schedule 3 attached hereto.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each calendar month, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto; and, if such Interest Period is six or nine months in length, each date specified by Administrative Agent which is approximately three or six months after the date on which such Interest Period begins; and provided that the last day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1 (a) or (b).

“Interest Period” means, with respect to each Eurodollar Loan, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable to such Eurodollar Loan, beginning on and including the date specified in such Borrowing Notice or Continuation/ Conversion Notice (which must be a Business Day), and ending one, two, three, six or nine months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, any Interest Period which would otherwise end after the last day of the Commitment Period shall end on the last day of the Commitment Period (or, if the last day of the Commitment Period is not a Business Day, on the next preceding Business Day).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person, whether by purchase, acquisition of Equity Interests, indebtedness or other obligations or securities or by extension of credit, loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof. Any reference to a Law includes any amendment or modification to such Law, and all regulations, rulings, and other Laws promulgated under such Law.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Collateral” has the meaning given to such term in Section 2.16(a).

“LC Conditions” has the meaning given to such term in Section 2.11.

“LC Issuer” means Bank of Oklahoma, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Bank of Oklahoma, N.A.

“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means $5,000,000.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between Borrower or any Guarantor and a counterparty that is a Lender or an Affiliate of a Lender; provided that if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder.

“Lender Parties” means Administrative Agent, LC Issuer, and all Lenders.

“Lenders” means each signatory hereto (other than Borrower and any Restricted Person that is a party hereto), including Bank of Oklahoma, N.A. in its capacity as a Lender hereunder rather than as Administrative Agent or LC Issuer, and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 4 hereto.

“Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Termination Date” means the date which is seven (7) days prior to the Revolving Loan Maturity Date or if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, for purposes of the definitions of “Indebtedness” and “Obligations” in this Agreement as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Indebtedness owed to it or any other arrangement with such creditor which provides for the payment of such Indebtedness out of such property or assets or which allows such creditor to have such Indebtedness satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Letters of Credit, the LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).

“Loans” means the Revolving Loans and the Term Loans.

“Material Adverse Change” means a material and adverse change, from the state of affairs presented in the Initial Financial Statements or as represented or warranted in any Loan Document, to (a) Borrower’s Consolidated financial condition, (b) Borrower’s Consolidated business, assets, operations, properties or prospects, considered as a whole, (c) Borrower’s ability to timely pay the Obligations, or (d) the enforceability of the material terms of any Loan Documents against the Restricted Persons, but only to the extent that such material and adverse change results in a reduction of Consolidated Net Worth of more than five percent (5%).

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be made under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise).

“Maximum Credit Amount” means the amount of $75,000,000.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Non-Core Acquisitions and Investments” means acquisitions and Investments that are not Core Acquisitions and Investments.

“Notes” means the Revolving Notes and the Term Notes.

“Obligations” means all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations. “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means (i) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets, (ii) all oil and gas gathering treating, storage, processing and handling assets, (iii) all pipelines, and (iv) all platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 10.5.

“Percentage Share” means the percentage set forth with respect to such Lender’s Commitment on the Lender’s Schedule, or, if applicable, on an Assignment and Acceptance Agreement; provided that if the Commitments and the commitment of L/C Issuer to issue Letters of Credit have been terminated, “Percentage Share” shall mean the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.13(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.13(c), by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Investments” means

(a) Cash Equivalents;

(b) normal and prudent extensions of credit by Restricted Persons to their customers for buying goods and services in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner;

(c) extensions of credit among Restricted Persons which are subordinated to the Obligations upon terms and conditions satisfactory to Required Lenders and Administrative Agent in their sole and absolute discretion;

(d) Core Investments and Acquisitions; and

(e) Non-Core Acquisitions and Investments which during the term of this Agreement do not exceed an aggregate amount equal to two percent (2%) of Borrower’s Consolidated Net Worth.

“Permitted Non-Lender Hedging Counterparties” means those parties listed on Schedule 6 attached hereto.

“Permitted Liens” means:

(a) statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, or, if securing obligations which are delinquent then only to the extent that the lien has been perfected by filing in accordance with applicable Law and Borrower has not caused such lien to be released of record within 30 days of its filing;

(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held;

(d) deposits of cash or securities to secure the performance of bids, trade contracts (other than Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens under the Security Documents; and

(f) with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document.

(g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property of Borrower or any of its Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and that do not materially interfere with the future development of such property or with cash flow from such property as reflected in the most recent Engineering Report;

(h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired no action to enforce such Lien has been commenced; and such Liens are covered by a bond or insurance reasonably acceptable to Administrative Agent;

(i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor and no such deposit account is intended by Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(j) conventional provisions contained in any contracts or agreements affecting properties under which Borrower or any of its Subsidiaries is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or portion of such property;

(k) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislations;

(l) Liens under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Subsidiaries to secure amounts owing under such agreements and contracts, which amounts are not more than 90 days past due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(m) encumbrances consisting of deed restrictions, zoning restrictions, easements, governmental or environmental permitting and operation restrictions, the exercise by Governmental Authorities or third parties of eminent domain or condemnation rights, or any other similar restrictions on the use of the Oil and Gas Properties, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of its business, and none of which is or shall be violated in any material respect by existing proposed operations;

(n) (i) Liens on fixed or capital assets acquired, constructed or improved by Borrower or its Subsidiaries; provided, that(A) such Liens secure Indebtedness permitted under Section 7.1(d), (B) such Liens and the Indebtedness secured thereby are incurred substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 180 days thereafter, (C) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (D) the amount of Indebtedness secured thereby is not more than 100% of the purchase price, and (ii) Liens in the nature of precautionary financing statements filed against leased Property by lessors holding Capital Lease Obligations included in Indebtedness permitted under Section 7.1;

(o) all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments that do not constitute Indebtedness, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Security Document or Engineering Report without a corresponding increase in the corresponding net revenue interest; and

(p) statutory first purchaser liens on production and proceeds to secure the payment of royalties and similar payments.

“Permitted Subordinated Debt” means Indebtedness in respect of subordinated notes issued by Borrower (excluding preferred stock of Borrower) from time to time, that complies with all of the following requirements:

(a) such Indebtedness is and shall remain unsecured at all times;

(b) no payment of principal of such Indebtedness is due on or before the Maturity Date as in effect on the date such Indebtedness is issued (in this definition called the “Date of Issuance”);

(c) the covenants and events of default governing such Indebtedness are not more restrictive with respect to the Restricted Persons than the covenants and Events of Default under this Agreement;

(d) on the Date of Issuance and after giving effect to such Indebtedness (i) Borrower is in compliance on a pro forma basis with Section 7.11 and Section 7.12 of this Agreement, calculated for the most recent Four-Quarter Period for which the financial statements described in Section 6.2(b) are available to Lender;

(e) no Default or Event of Default exists on the Date of Issuance or will occur as a result of the issuance of the subordinated notes evidencing such Indebtedness;

(f) the payment of such Indebtedness is subordinated to payment of the Obligations pursuant to a written subordination agreement in form and substance acceptable to Administrative Agent, in its sole discretion;

(g) such Indebtedness shall be governed by such other terms that are customary in debt indentures for issuers similar to Borrower; and

(h) Borrower shall have delivered to Administrative Agent a certificate in reasonable detail reflecting compliance with the foregoing requirements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Present Value” of any Oil and Gas Property means the present value of the future net revenues attributed to such property in the most recent Engineering Report using a discount rate of ten percent (10%).

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from Proved Developed Producing Reserves attributable to properties and interests owned by the Restricted Persons that are located in or offshore of the United States, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(e) or (g) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means “Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Rating Agency” means either S & P or Moody’s.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means Lenders whose aggregate Percentage Shares of the Aggregate Commitment equal or exceed sixty-six and two-thirds percent (66?%); provided that if there are no more than two Lenders, “Required Lenders means Lenders whose aggregate Percentage Shares equal one hundred percent (100%).

“Responsible Officer” means, with respect to Borrower, the Chief Executive Officer, President or Chief Financial Officer of Borrower, and with respect to any other Restricted Person, if such Restricted Person is a corporation, the President or Chief Financial Officer of such Restricted Person, if such Restricted Person is a limited liability company, a Manager or officer of such Restricted Person, as applicable, and if such Restricted Person is a limited partnership, the applicable officer of the General Partner of such limited partnership.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

“Restricted Person” means any of Borrower and each Subsidiary of Borrower.

“Revolving Loan” has the meaning given to such term in Section 2.1(a).

“Revolving Loan Adjusted Base Rate” means, on any day, the greater of (a) 4.5% per annum and (b) the Base Rate for such day plus the Base Rate Margin for Revolving Loans on such day, provided that the Revolving Loan Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Revolving Loan Adjusted Eurodollar Rate” means, for any Eurodollar Loan which is a Revolving Loan, for any day during any Interest Period therefor, the rate per annum equal to the greater of (a) 4.5% and (b) the sum of (i) the Eurodollar Margin for Revolving Loans for such day plus (ii) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Revolving Loan Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Revolving Loan Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin for Revolving Loans or the Reserve Requirement changes.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth as its Revolving Loan Commitment on the Lenders Schedule or as set forth in any Assignment and Acceptance relating to any assignment that has become effective pursuant to Section 10.5.

“Revolving Loan Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Revolving Loans and existing LC Obligations at such time.

“Revolving Loan Maturity Date” means July 31, 2010.

“Revolving Note” has the meaning given to such term in Section 2.1(a).

“S & P” means Standard & Poor’s Ratings Services (a division of The McGraw Hill Companies, or its successor.

“Scheduled Determination” means each determination of the Borrowing Base that is not a Special Determination.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements, subordination agreements, intercreditor agreements, and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the Lender Hedging Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Secured Obligations” means all Obligations and all Lender Hedging Obligations.

“Security Schedule” means Schedule 2 hereto.

“Special Determinations” has the meaning given to such term in Section 2.9(c).

“Staff Engineers” means petroleum engineers who are employees of Borrower or of a staffing company that provides its employees to Borrower.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state Law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be “Subsidiaries” of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given to such term in Section 2.1(b).

“Term Loan Adjusted Base Rate” means, on any day, the greater of (a) 5.5% per annum and (b) the Base Rate for such day plus the Base Rate Margin for Term Loans on such day, provided that the Term Loan Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Term Loan Adjusted Eurodollar Rate” means, for any Eurodollar Loan which is a Term Loan, for any day during any Interest Period therefor, the rate per annum equal to the greater of (a) 5.5% and (b) the sum of (i) the Eurodollar Margin for Term Loans for such day plus (ii) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (A) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (B) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Term Loan Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Term Loan Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin for Term Loans or the Reserve Requirement changes.

“Term Loan Commitment” means Five Million Dollars ($5,000,000).

“Term Loan Maturity Date” means July 31, 2009.

“Term Note” has the meaning given to such term in Section 2.1(b).

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Threshold Amount” means $5,000,000.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States of America or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“UCC” means the Uniform Commercial Code in effect in the State of Colorado from time to time.

“Unused Borrowing Base” means, at any time of determination, the Borrowing Base minus the Facility Usage.

Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.

Section 1.4. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Adjusted Eurodollar Rate, Business Day, Interest Period, or Reserve Requirement) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.

Section 1.5. Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II — The Loans and Letters of Credit

Section 2.1.	Commitments to Lend; Notes.

(a) Revolving Loans. Subject to the terms and conditions hereof, each Lender agrees to make revolving loans to Borrower (herein called such Lender’s “Revolving Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, Revolving Loans of the same Type shall be made by Lenders in accordance with their respective Percentage Shares and as part of the same Borrowing, and (b) after giving effect to such Revolving Loans, (i) the Revolving Loan Facility Usage does not exceed the Revolving Loan Commitments, and (ii) the Facility Usage does not exceed the lesser of the Borrowing Base or the Aggregate Commitment then in effect. The obligation of Borrower to repay to each Lender the aggregate amount of all Revolving Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Revolving Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A-1 with appropriate insertions. The amount of principal owing on any Lender’s Revolving Note at any given time shall be the aggregate amount of all Revolving Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Revolving Note. Interest on each Revolving Note shall accrue and be due and payable as provided herein. Each Revolving Note shall be due and payable as provided herein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow Revolving Loans hereunder.

(b) Term Loans. Bank of Oklahoma agrees to make one or more term loans to Borrower (herein called Bank of Oklahoma’s “Term Loans”) upon Borrower’s request from time to time prior to July 30, 2009; provided that, after giving effect to such Term Loans, (i) the aggregate amount of Term Loans advanced by Bank of Oklahoma does not exceed the Term Loan Commitment, and (ii) the Facility Usage does not exceed the lesser of the Borrowing Base or the Aggregate Commitment then in effect. The obligation of Borrower to repay to Bank of Oklahoma the aggregate amount of all Term Loans made by Bank of Oklahoma, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called Bank of Oklahoma’s “Term Note”) made by Borrower payable to the order of Bank of Oklahoma in the form of Exhibit A-2 with appropriate insertions. The amount of principal owing on the Term Note at any given time shall be the aggregate amount of all Term Loans theretofore made by Bank of Oklahoma minus all payments of principal theretofore received by Bank of Oklahoma on such Term Note. Interest on each Term Note shall accrue and be due and payable as provided herein. The Term Note shall be due and payable as provided herein, and shall be due and payable in full on the Term Loan Maturity Date.

(c) Amount and Number of Borrowings. The aggregate amount of all Loans (other than Loans made pursuant to Section 2.12(b)) in any Borrowing must be greater than or equal to $5,000 or any higher integral multiple of $5,000 or must equal the remaining availability under the Borrowing Base. Borrower may have no more than five Borrowings of Eurodollar Loans outstanding at any time.

Section 2.2. Requests for New Loans. Borrower must give to Administrative Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a) specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b) be received by Administrative Agent not later than 10:00 a.m., Denver, Colorado time, on (i) the day on which any such Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent at Administrative Agent’s office in Denver, Colorado the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than five Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a) specify the existing Loans which are to be Continued or Converted;

(b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c) be received by Administrative Agent not later than 10:00 a.m., Denver, Colorado time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4. Use of Proceeds. Borrower shall use all Loans to refinance existing indebtedness, to finance capital expenditures, to refinance Matured LC Obligations, and provide working capital for its operations and for other general business purposes, including Core Acquisitions and Investments. Borrower shall use all Letters of Credit for its general corporate purposes. In no event shall the funds from any Loan or any Letter of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5. Interest Rates and Fees; Payment Dates.

(a) Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan which is a Revolving Loan shall bear interest on each day outstanding at the Revolving Loan Adjusted Base Rate in effect on such day, (i) each Base Rate Loan which is a Term Loan shall bear interest on each day outstanding at the Term Loan Adjusted Base Rate in effect on such day, (iii) each Eurodollar Loan which is a Revolving Loan shall bear interest on each day during the related Interest Period at the related Revolving Loan Adjusted Eurodollar Rate in effect on such day, and (iv) each Eurodollar Loan which is a Term Loan shall bear interest on each day during the related Interest Period at the related Term Loan Adjusted Eurodollar Rate in effect on such day

(b) Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii)), Required Lenders may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.

(c) Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender a commitment fee determined on a daily basis by applying the Commitment Fee Rate to such Lender’s Percentage Share of the Unused Borrowing Base determined at the end of each day during the Commitment Period. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period. Nothwithstanding the foregoing, no Impacted Lender shall be paid a commitment fee hereunder.

(d) Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to the Lenders all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6. Optional Prepayments. Borrower may, (a) upon one Business Days’ notice to Administrative Agent with respect to any Base Rate Loan and (b) upon three Business Days’ notice to Administrative Agent with respect to any Eurodollar Loan, from time to time and without premium or penalty prepay the Loans, in whole or in part, provided (i) that the aggregate amounts of all partial prepayments of principal on the Loans equals $5,000 or any higher integral multiple of $5,000, (ii) that Borrower does not make any prepayments which would reduce the unpaid principal balance of any Loan to less than $10,000 without first either (1) terminating this Agreement or (2) providing assurance satisfactory to Administrative Agent in its discretion that Lenders’ legal rights under the Loan Documents are in no way adversely affected by such reduction, and (iii) that if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.5. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.7. Mandatory Prepayments

(a) If at any time the Facility Usage exceeds the Maximum Credit Amount (whether due to a reduction in the Maximum Credit Amount in accordance with this Agreement, or otherwise), Borrower shall immediately upon demand prepay the principal of the Loans (and after all Loans are repaid in full, provide LC Collateral in accordance with Section 2.16(a)) in an amount at least equal to such excess.

(b) If at any time the Facility Usage is less than the Maximum Credit Amount but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrower shall, within five Business Days after Administrative Agent gives notice of such fact to Borrower, either:

(i) give notice to Administrative Agent electing to prepay the principal of the Loans (and, if the Facility Usage exceeds the Borrowing Base after all Loans are repaid in full, provide LC Collateral in accordance with Section 2.16(a)) in an aggregate amount sufficient to eliminate such Borrowing Base Deficiency (or, if the Facility Usage exceeds the Borrowing Base after the Loans have been paid in full, pay to LC Issuer LC Collateral as required under Section 2.16(a)), such prepayment to be made in full on or before the thirtieth day after such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency; or

(ii) give notice to Administrative Agent electing to prepay the principal of the Loans (and after all Loans are repaid in full, provide LC Collateral in accordance with Section 2.16(a)) in up to six monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-sixth of such Borrowing Base Deficiency, and with the first such installment to be paid within thirty days after the giving of such notice by Administrative Agent to Borrower of such Borrowing Base Deficiency and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; provided, however, Borrower shall have demonstrated to the satisfaction of Administrative Agent on or before the date of the first such payment that Borrower has sufficient available monthly cash from its Projected Oil and Gas Production to make such payments, or

(iii) give notice to Administrative Agent that Borrower desires to provide (or cause to be provided by other Restricted Persons) Administrative Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance similar to the Security Documents previously delivered to Administrative Agent (with any changes required to conform to changes in Law or changes in the type of collateral covered thereby), and otherwise satisfactory to Administrative Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to all Lenders subject to no liens other than Permitted Liens, to the extent needed to allow Required Lenders to increase the Borrowing Base (as they in their reasonable discretion deem consistent with prudent oil and gas banking industry lending standards at the time) to an amount which eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent within thirty days after Administrative Agent confirms to Borrower what collateral shall be required. If, prior to any such specification by Administrative Agent, Required Lenders determine that the giving of such Security Documents will not serve to eliminate such Borrowing Base Deficiency, then, within five Business Days after receiving notice of such determination from Administrative Agent, Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (i) or (ii) of this subsection (b).

Section 2.8. Initial Borrowing Base. During the period from the date hereof to the first Determination Date the Borrowing Base shall be $45,000,000.

Section 2.9. Subsequent Determinations of Borrowing Base.

(a) By March 1 and September 1 of each year beginning March 1, 2009, Borrower shall furnish to each Lender all information, reports and data which Administrative Agent has then requested concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with, as applicable, the Engineering Report as of January 1 of such year described in Section 6.2(e) or as of July 1 of such year described in Section 6.2(f). By June 1 and December 31, Administrative Agent shall determine the amount of a proposed Borrowing Base; and Administrative Agent shall then deliver to each Lender such proposed Borrowing Base. Within fifteen days after the Lenders’ receipt of such proposed Borrowing Base, or as promptly thereafter as practicable, Required Lenders shall agree on an amount for the Borrowing Base (provided that all Lenders must agree on any increase in the Borrowing Base), which need not be equal to such proposed Borrowing Base. Required Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they in their discretion assign to the discounted net present value of the various Oil and Gas Properties of Restricted Persons included in the Collateral at the time in question and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Restricted Persons) as they in their discretion deem significant. If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not approved the Borrowing Base within the fifteen day period after their receipt of such proposed Borrowing Base, Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base. Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. It is expressly understood that Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount, whether in relation to the MAXIMUM CREDIT AMOUNT or otherwise, and that Lenders’ commitments to advance funds hereunder is determined by reference to the Borrowing Base from time to time in effect, which Borrowing Base shall be used for calculating commitment fees under Section 2.5 and, to the extent permitted by Law and regulatory authorities, for the purposes of capital adequacy determination and reimbursements under Section 3.2.

(b) If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of subsection (a) of this section, Administrative Agent may nonetheless determine the Borrowing Base at any amount that Required Lenders determine and may redetermine the Borrowing Base from time to time thereafter (provided that all Lenders must agree to any increase in the Borrowing Base) until each Lender receives all such information, reports and data, whereupon Required Lenders (or all Lenders, as applicable) shall designate a new Borrowing Base as described above.

In addition to the redeterminations of the Borrowing Base pursuant to subsections (a) and (b) of this section, Borrower and Administrative Agent (or Administrative Agent at the request of Required Lenders) may each request additional determinations (“Special Determinations”) of the Borrowing Base from time to time; provided, that no such Person may request more than one (1) Special Determination between Scheduled Determinations. In the event Administrative Agent (or Administrative Agent at the request of Required Lenders) requests such a Special Determination, Administrative Agent shall promptly deliver notice of such request to Borrower and Borrower shall, within thirty (30) days following the date of such request, deliver to Lenders an Engineering Report prepared by Staff Engineers as of the last day of the calendar month preceding the date of such request (or prepared by Independent Engineers) and such other information which Administrative Agent shall have requested. In the event Borrower requests a Special Determination, Borrower shall deliver written notice of such request to Lenders which shall include (i) an Engineering Report prepared by Staff Engineers as of a date not more than thirty (30) days prior to the date of such request (or, in the case of a request made on the 31st day of any calendar month, thirty-one (31) days), (ii) the amount of the Borrowing Base requested by Borrower and to become effective on the Determination Date applicable to such Special Determination and (iii) such other information which Administrative Agent shall have requested. Upon receipt of such Engineering Report and other information, Administrative Agent shall, subject to approval of Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, redetermine the Borrowing Base in accordance with the procedure set forth in subsection (a) of this section, which Borrowing Base shall become effective on the Determination Date (or as soon thereafter as Administrative Agent and Required Lenders, or all Lenders in the event of a proposed increase in the Borrowing Base, approve such Borrowing Base and provide notice thereof to Borrower).

Section 2.10. Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a) the Facility Usage does not exceed the Borrowing Base at such time;

(b) the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c) the expiration date of such Letter of Credit (as extended, if applicable) is prior to the Letter of Credit Termination Date;

(d) such Letter of Credit is to be used for general business purposes of Borrower a Restricted Person;

(e) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person;

(f) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

(g) the form and terms of such Letter of Credit are acceptable to LC Issuer in its sole and absolute discretion; and

(h) no Lender is at such time an Impacted Lender hereunder, unless LC Issuer has entered into arrangements reasonably satisfactory to LC Issuer, provided that Borrower and LC Issuer agree that the delivery of cash collateral to LC Issuer shall constitute satisfactory arrangements, with Borrower or such Lender to eliminate LC Issuer’s risk with respect to such Lender; and

(i) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (h) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any other Letter of Credit but has no obligation to do so and may refuse to issue any other requested Letter of Credit for any reason which LC Issuer in its sole discretion deems relevant.

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase or extension) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.11 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase or extension), LC Issuer shall have approved such modification.

Section 2.11. Requesting Letters of Credit.

(a) Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least five Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b) If the Borrower so requests in any applicable L/C Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.10 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.3 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(c) Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.11 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in Denver, Colorado. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.

Section 2.12. Reimbursement and Participations.

(a) Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon (i) at the rate applicable to Base Rate Loans to and including the first Business Day after such demand is made by LC Issuer and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.1(a), the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and — to induce LC Issuer to issue Letters of Credit hereunder — each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s address for notices hereunder, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to LC Issuer pursuant to this subsection is not paid by such Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d) Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to such Lender its Percentage Share of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

Section 2.13. Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay (a) to Administrative Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit fee in an amount equal to two percent (2%) per annum times the face amount of such Letter of Credit, and (b) to such LC Issuer for its own account, a letter of credit issuance fee in an amount equal to one-eighth percent (.125%) per annum times the face amount of such Letter of Credit (but in no event less than $500 per annum). In addition, Borrower will pay to LC Issuer the LC Issuer’s customary fees for issuance, amendment and drawing of each Letter of Credit.

Section 2.14. LC Collateral.

(a) LC Obligations in Excess of Borrowing Base. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7 Borrower will immediately pay to LC Issuer an amount equal to such excess. LC Issuer will hold such amount as security for the remaining LC Obligations (all such amounts held as security for LC Obligations being herein collectively called “LC Collateral”) and the other Obligations, and such collateral may be applied from time to time to any Matured LC Obligations or other Obligations which are due and payable. Neither this subsection nor the following subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which any Lender Party may have to otherwise apply any payments by Borrower and any LC Collateral under Section 3.1.

(b) Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.1 then, unless Required Lenders otherwise specifically elect to the contrary (which election may thereafter be retracted by Required Lenders at any time), all LC Obligations shall become immediately due and payable without regard to whether or not actual drawings or payments on the Letters of Credit have occurred, and Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding, which amount shall be held by LC Issuer as LC Collateral securing the remaining LC Obligations and the other Obligations, and such LC Collateral may be applied from time to time to any Matured LC Obligations or any other Obligations which are due and payable.

(c) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Investments described in clause (d) of the definition of Cash Equivalents) as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Cash Equivalents (other than Investments) shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of Borrower’s reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release any remaining LC Collateral. Borrower hereby assigns and grants to LC Issuer a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents, and Borrower agrees that such LC Collateral, Investments and proceeds shall be subject to all of the terms and conditions of the Security Documents. Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted in the State of Colorado with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.

(d) Payment of LC Collateral. When Borrower is required to provide LC Collateral for any reason and fails to do so on the day when required, LC Issuer or Administrative Agent may without prior notice to Borrower or any other Restricted Person provide such LC Collateral (whether by application of proceeds of other Collateral, by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of Borrower or any other Person also liable to make such payments, and LC Issuer or Administrative Agent will give notice thereof to Borrower or such other Person, as the case may be, promptly after such application or transfer; provided, however, the failure to give such notice shall not affect the validity of such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall, for purposes of each Security Document, be considered past due Obligations owing hereunder, and LC Issuer is hereby authorized to exercise its respective rights under each Security Document to obtain such amounts.

(e) If any Lender is an Impacted Lender, Borrower may from time to time provide cash collateral to LC Issuer, in an amount equal to the Percentage Shares of all Impacted Lenders’ in the LC Obligations (the “Impacted Lenders’ Percentage”), to secure the obligations of such Impacted Lenders under Section 2.12 of this Agreement. Such cash collateral shall be used to reimburse the Impacted Lenders’ Percentage of drawings under Letters of Credit and other obligations owing by Impacted Lenders to LC Issuer.

Section 2.15. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan; to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.4(c).

ARTICLE III — Payments to Lenders

Section 3.1. General Procedures. Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of the Lender Party to whom such payment is owed, in lawful money of the United States of America, without set-off, deduction or counterclaim, and in immediately available funds. Each such payment must be received by Administrative Agent not later than 11:00 a.m., Denver, Colorado time, on the date such payment becomes due and payable. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows (except as otherwise provided in Section 8.3):

(a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due to Administrative Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(c) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Sections 2.6 and 2.7. All distributions of amounts described in any of subsections (b), (c) or (d) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.13(c) or to Administrative Agent under Section 10.4(c), any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

Section 3.2. Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

(ii) subject any Lender or LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to Lender or LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.5 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

(iii) impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or LC Issuer, Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3. Illegality. If any Change in Law after the date hereof shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party which are then the subject of any Borrowing Notice and which cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4. Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the continuation of outstanding Eurodollar Loans as, or the conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

Section 3.5. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. Borrower shall indemnify the Administrative Agent, each Lender and LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, a Lender or LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of Administrative Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent, such Lender or LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

Section 3.6.Reserved.

Section 3.7.	Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender is an Impacted Lender, or if any Lender requests compensation under Section 3.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.8. Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

ARTICLE IV — Conditions Precedent to Lending

Section 4.1. Documents to be Delivered. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, unless Administrative Agent shall have received all of the following, duly executed and delivered (as appropriate) and in form, substance and date satisfactory to Administrative Agent:

(a) Loan Documents. Administrative Agent shall have received counterparts of each Loan Document originally executed and delivered by each applicable Restricted Person and in such numbers as Administrative Agent or its counsel may reasonably request.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Restricted Person (other than an operating agreement for Eastern Washakie Midstream, LLC), as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Restricted Person approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by an Responsible Officer as being in full force and effect without modification or amendment; (iv) an existence and good standing certificate from the applicable Governmental Authority of each Restricted Person’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Closing Certificate. Administrative Agent shall have received a “Closing Certificate” of an Responsible Officer of Borrower, of even date with this Agreement, in which such officer certifies to the satisfaction of each of the conditions set out in subsections of Section 4.1 and Section 4.2.

(d) Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 6.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 6.8.

(e) Opinions of Counsel to Restricted Persons. Administrative Agent shall have received originally executed copies of the favorable written opinions of counsel to Borrower in the form of Exhibit E and opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(f) Fees. Administrative Agent shall have received all commitment, facility, agency, recording, filing, and other fees required to be paid to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

(g) Financial Statements. Lenders shall have received the Initial Financial Statements, which shall be in form and substance reasonably satisfactory to Administrative Agent, together with a certificate by an Responsible Officer certifying the Initial Financial Statements.

(h) Initial Engineering Report. Lenders shall have received the Initial Engineering Report, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(i) Title. Administrative Agent shall have received title reports and title opinions in form, substance and authorship satisfactory to Administrative Agent, with respect to Borrower’s oil and gas reserves representing a percentage determined by Administrative Agent of the present discounted value of Borrower’s proven oil and gas reserves in connection with the preclosing due diligence.

(j) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Loan Documents, or that could cause a Material Adverse Change.

(k) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(l) Material Adverse Change. No event or circumstance shall have occurred or be continuing since the date of the Initial Financial Statements that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(m) Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Restricted Persons, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(n) Other Documentation. Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 4.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

(o) Borrower shall have delivered to Administrative Agent a certificate certifying that the documents attached thereto are true and correct copies of all Material Contracts (including all waivers, supplements or amendments thereto), in each case, in the form existing on the Closing Date.

Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a) All representations and warranties made by any Restricted Person in any Loan Document shall be true and correct in all respects on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit, except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Required Lenders and Administrative Agent, in which cases such representations and warranties shall have been true and correct in all respects on and of such earlier date.

(b) No Default shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

(c) No Material Adverse Change shall have occurred to, and no event or circumstance shall have occurred that could reasonably be expected to cause a Material Adverse Change to, Borrower’s Consolidated financial condition or businesses since the date of the Initial Financial Statements.

(d) Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

(e) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or any LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

(f) Administrative Agent shall have received all documents and instruments which Administrative Agent has then requested, in addition to those described in Section 4.1 (including opinions of legal counsel for Restricted Persons and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form, substance and date.

ARTICLE V — Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender that:

Section 5.1. No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing which constitutes a Default.

Section 5.2. Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Restricted Person is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein Collateral or a principal office of Borrower is located. Each Restricted Person has taken all actions and procedures customarily taken in order to enter, for the purpose of conducting business or owning property, each jurisdiction outside the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such actions and procedures desirable.

Section 5.3. Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4. No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with, violate or result in a breach of any provision of (i) any Law, (ii) the organizational documents of any Restricted Person, or (iii) any material agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (b) result in the acceleration of any Indebtedness owed by any Restricted Person, or (c) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except (i) as expressly contemplated in the Loan Documents and (ii) such as have been obtained or made and are in full force and effect, no permit, consent, approval, authorization or order of, and no notice to or filing with, any Tribunal or third party is required on the part of or in respect of a Restricted Person in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable against such Restricted Person in accordance with their terms except as such enforcement may be limited by Debtor Relief Laws.

Section 5.6. Initial Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. Each of the Initial Financial Statements fairly present Borrower’s Consolidated financial position at the date thereof and the Consolidated results of Borrower’s operations and Borrower’s Consolidated cash flows for the period thereof. Since the date of the annual Initial Financial Statements no Material Adverse Change has occurred, except as reflected in Section 5.6 of the Disclosure Schedule. All Initial Financial Statements other than pro forma financial statements were prepared in accordance with GAAP. All Initial Financial Statements that are pro forma financial statements were prepared in good faith based upon assumptions specified therein with such pro forma adjustments as have been accepted by Administrative Agent.

Section 5.7. Other Obligations and Restrictions. No Restricted Person has any outstanding Indebtedness of any kind (including contingent obligations, tax assessments, and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule or otherwise permitted under Section 7.1. Except as shown in the Initial Financial Statements or disclosed in Section 5.7 of the Disclosure Schedule, no Restricted Person is subject to or restricted by any material franchise, contract, deed, charter restriction, or other instrument or restriction.

Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing. There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements or in Section 5.9 of the Disclosure Schedule: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending before any Tribunal, or to the knowledge of any Restricted Person threatened, against any Restricted Person or affecting any Collateral (including any which challenge or otherwise pertain to any Restricted Person’s title to any Collateral) before any Tribunal, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers or affecting any Collateral or any of its material assets or property.

Section 5.10. ERISA Plans. All currently existing ERISA Plans are listed in Section 5.10 of the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in Section 5.10 of the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in Section 5.10 of the Disclosure Schedule: (a) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than the Threshold Amount.

Section 5.11. Environmental and Other Laws. Except as disclosed in Section 5.11 of the Disclosure Schedule: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith.

Section 5.12. Names and Places of Business. No Restricted Person has, during the five years preceding the Closing Date, been known by, or used any other trade or fictitious name, except as disclosed in Section 5.12 of the Disclosure Schedule or been organized in a jurisdiction other than its jurisdiction of organization as of the date hereof.

Section 5.13. Subsidiaries. As of the Closing Date, (i) Borrower does not have any Subsidiary except those listed in Section 5.13 of the Disclosure Schedule or disclosed to Administrative Agent in writing and (ii) no Restricted Person has any equity investments in any other Person except those listed in Section 5.13 of the Disclosure Schedule and Permitted Investments. Borrower owns, directly or indirectly, the equity interests in each of its Subsidiaries which is indicated in Section 5.13 of the Disclosure Schedule or as disclosed to Administrative Agent in writing.

Section 5.14. Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Federal Power Act, as amended, or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.15. Solvency. Upon giving effect to the making of the Loans, the execution and delivery of the Loan Documents by Borrower and each Guarantor and the consummation of the transactions contemplated hereby, no Restricted Person will be Insolvent.

Section 5.16. Taxes. Each Restricted Person has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Restricted Person and all other penalties or charges. The charges, accruals and revenues on the books of each Restricted Person in respect of taxes and other governmental charges are, in the opinion of Borrower, adequate. No Restricted Person has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes.

Section 5.17. Regulation U. None of the Borrower and its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used for a purpose which violates Regulation U.

Section 5.18. Title to Properties. Each Restricted Person has (a) good and defensible title to, or valid leasehold interests in, all of the Oil and Gas Properties covered by the most recent Engineering Report and (b) good and valid title to, or valid leasehold interests in, licenses of, or rights to use, all other Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, in each case free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business, except that no representation or warranty is made with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed. Other than changes which arise pursuant to non-consent provisions of operating agreements or other agreements (if any) described in Exhibit A to any Security Document: (x) each Restricted Person owns the net interests in production attributable to the wells and units of such Restricted Person evaluated in the most recent Engineering Report subject to Permitted Liens and (y) the ownership of such properties does not in the aggregate in any material respect obligate such Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the most recent Engineering Reports without a corresponding increase in the net revenue interests for such properties. Upon delivery of each Engineering Report furnished to the Lenders pursuant to Sections 6.2, the statements made in the preceding sentences of this section and in Sections 5.18 through 5.21 shall be true with respect to such Engineering Report.

Section 5.19. Leases and Contracts; Performance of Obligations. The leases, contracts and other agreements (in this section called the “Leases and Contracts”) forming a part of the Oil and Gas Properties of the Restricted Persons covered by the most recent Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under the Leases and Contracts or under any Permitted Liens have been properly and timely paid. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any of the Leases and Contracts or under any Permitted Liens, where such default could adversely affect the ownership or operation of such Oil and Gas Properties. No Restricted Person is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.20. Sale of Production.

(a) Sales Contracts. Except as set forth in the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except as disclosed in the Disclosure Schedule: (i) no Oil and Gas Property covered by the most recent Engineering Report is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with Restricted Persons. If such Oil and Gas Property is subject to a production sales contract or marketing contract, a Restricted Person is receiving a price for delivery of production calculated in accordance with the terms of such contract. No Restricted Person is having deliveries of production from such Oil and Gas Property covered by the most recent Engineering Report curtailed substantially below such property’s delivery capacity.

(b) Take or Pay. Except as set forth in the Disclosure Schedule, no Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties covered by the most recent Engineering Report after the date hereof. Except as set forth in the Disclosure Schedule, no Oil and Gas Property covered by the most recent Engineering Report is subject to any “take or pay” or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property covered by the most recent Engineering Report may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties.

Section 5.21. Operation of Oil and Gas Properties. The Oil and Gas Properties covered by the most recent Engineering Report (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties covered by the most recent Engineering Report after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity in all material respects with (a) all applicable Laws, (b) all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property covered by the most recent Engineering Report, and (c) Permitted Liens. There are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties covered by the most recent Engineering Report or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned or which will be properly plugged and abandoned as required by applicable state regulations. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Properties covered by the most recent Engineering Report, and no Restricted Person has received notice of any violations in respect of any such licenses or permits. The representations and warranties set forth in this Section 5.21 with respect to Oil and Gas Properties for which Borrower is not the operator are made to the best of Borrower’s knowledge.

Section 5.22. Ad Valorem and Severance Taxes; Litigation. Each Restricted Person has paid and discharged all ad valorem taxes that are payable and have been assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom. There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Restricted Person’s knowledge, threatened) which might affect the Oil and Gas Property, including any which challenge or otherwise pertain to any Restricted Person’s title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom.

Section 5.23. Limitation to Proved Reserves. No representation or warranty is made in this Sections 5.18 through 5.22 with respect to any Oil and Gas Property to which no Proved Reserves are properly attributed.

ARTICLE VI — Affirmative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Required Lenders have previously agreed otherwise:

Section 6.1. Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition set forth in the Loan Documents to which it is a party. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition in any Loan Document.

Section 6.2. Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender Party at Borrower’s expense:

(a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by a “Big Four” public accounting firm or another independent certified public accounting firm of nationally recognized standing selected by Borrower and reasonably acceptable to Administrative Agent, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year.

(b) As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period beginning on the first day of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the absence of footnotes. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a certificate in the form of Exhibit D signed by a Responsible Officer of Borrower stating that such financial statements are accurate and complete (subject to normal year-end adjustments and the absence of footnotes), stating that he/she has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 7.11 and 7.12 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c) Within forty-five (45) days after the end of each calendar month, Borrower will furnish a report (in form reasonably satisfactory to Administrative Agent) of all Hedging Contracts of Borrower and each of its Subsidiaries, setting forth the type, term, effective date, termination date and notional amounts or volumes and the counterparty to each such agreement.

(d) By March 1 of each year, an Engineering Report prepared by Independent Engineers as of December 31 of the immediately preceding year concerning all Oil and Gas Properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them Proved Reserves. This report shall be satisfactory to Administrative Agent and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

(e) By September 1 of each year, and promptly following notice of a Special Determination under Section 2.9, an Engineering Report prepared as of the preceding July 1 (or the last day of the preceding calendar month in the case of a Special Determination) by Staff Engineers (or at Borrower’s option, by the Independent Engineers), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in (d) above.

(f) As soon as available, and in any event within forty-five (45) days after the end of each calendar quarter, a report describing by lease or unit the gross volume of production and sales attributable to production during such quarter from the properties described in the most recent Engineering Report and describing the related severance taxes, other taxes, and leasehold operating expenses and capital costs attributable thereto and incurred during such quarter.

(g) With each Engineering Report delivered pursuant to Sections 6.2 (d) and (e), Borrower shall deliver to Lender a summary of its gas balancing positions.

Section 6.3. Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which Administrative Agent may from time to time request concerning any provision of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain.

Section 6.4. Notice of Material Events and Change of Address. Borrower will promptly, after becoming aware thereof, notify each Lender Party in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) The occurrence of any Material Adverse Change;

(b) the occurrence of any Default;

(c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change;

(d) the occurrence of any Termination Event;

(e) any claim of $500,000 or more, any notice of potential liability of any Restricted Person under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties,

(f) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could cause a liability to such Restricted Person in excess of the $1,000,000.

Upon the occurrence of any of the foregoing Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default, or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or its location under the Uniform Commercial Code.

Section 6.5. Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition (ordinary wear and tear excepted) in accordance with prudent industry standards, and in material compliance with all applicable Laws, in conformity with all applicable contracts, servitudes, leases and agreements, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times. The foregoing shall not prohibit a Restricted Person from surrendering or releasing any oil and gas lease if the Restricted Person reasonably determines that the prospective production of oil and gas from such lease will not be economical.

Section 6.6. Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify could cause a Material Adverse Change.

Section 6.7. Payment of Trade Indebtedness, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns including any extensions; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property before the same become delinquent; (c) within one hundred twenty (120) days past the original invoice billing date therefore, or, if earlier, when due in accordance with its terms, pay and discharge all obligations owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge before the same becomes delinquent all other obligations now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefore which are required by GAAP.

Section 6.8. Insurance.

(a) Each Restricted Person shall at all times maintain (at its own expense) insurance for its property in accordance with the Insurance Schedule in at least such amounts, with at least such limitations on deductibles, and against such risks, in such form and with such financially sound and reputable insurers as shall be satisfactory to Administrative Agent from time to time. Each Restricted Person shall at all times maintain insurance against its liability for injury to persons or property in accordance with the Insurance Schedule, which insurance shall be by financially sound and reputable insurers.

(b) All insurance policies covering Collateral shall be modified or endorsed as necessary to (A) name Administrative Agent as “loss payee” or “additional insured” as applicable, (B) prevent any expiration or cancellation of the coverage provided by such policies without at least thirty (30) days prior written notice to Administrative Agent by the insurer.

(c) Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral in excess of $1,000,000 shall be paid to Administrative Agent and shall be applied to the prepayment of the Obligations unless otherwise agreed to by Administrative Agent and Borrower.

Section 6.9. Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

Section 6.10. Interest. Borrower hereby promises to Administrative Agent and each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify Administrative Agent or any Lender but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, interest on which is covered by Section 2.5 and 2.12(a)) which Borrower has in this Agreement promised to pay to Administrative Agent or such Lender Party and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11. Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto. Each Restricted Person will cause all licenses and permits necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

Section 6.12. Environmental Matters; Environmental Reviews.

(a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person, as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters, and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances. Upon Administrative Agent’s reasonable request, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.

(b) Borrower will promptly furnish to Administrative Agent copies of all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person, or of which Borrower otherwise has notice, pending or threatened against any Restricted Person by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with any Restricted Person’s ownership or use of its properties or the operation of its business which could reasonably be expected to result in liability of a Restricted Person in excess of $1,000,000.

(c) Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with any Restricted Person’s ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.13. Evidence of Compliance. Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14. Bank Accounts; Offset. To secure the repayment of the Obligations Borrower hereby grants to each Lender and LC Issuer a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender and LC Issuer at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender or LC Issuer from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender or LC Issuer and (c) any other credits and claims of Borrower at any time existing against any Lender or LC Issuer, including claims under certificates of deposit. At any time and from time to time after the occurrence and during the continuance of any Default, each Lender and LC Issuer is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.15. Guaranties of Borrower’s Subsidiaries. Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the date hereof shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be satisfactory to Administrative Agent in form and substance. Each Subsidiary of Borrower existing on the date hereof shall duly execute and deliver such a guaranty prior to the making of any Loan hereunder. Borrower will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute.

Section 6.16. Agreement to Deliver Security Documents. Borrower agrees to deliver and to cause each other Restricted Person to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property which is at such time Collateral or which was intended to be Collateral pursuant to any Security Document previously executed and not then released by Administrative Agent.

Section 6.17. Collateral.

(a) At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Liens) covering and encumbering (i) eighty percent (80%) of the Restricted Person’s Proved Reserves, and (ii) one hundred percent (100%) of the issued and outstanding Equity Interest of each Subsidiary of Borrower, and (iii) all other personal property of the Restricted Persons. On the Closing Date, Borrower and its Subsidiaries shall deliver to Administrative Agent for the ratable benefit of each Lender, Security Documents covering the foregoing, each in form and substance acceptable to Administrative Agent.

(b) To the extent necessary to comply with the first sentence of Section 6.17(a), (i) within 30 days after each Determination Date and after any material acquisition, Borrower and its Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, any new deeds of trust, mortgages, chattel mortgages, security agreements and financing statements in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 6.17.

(c) Borrower also agrees to make available for review favorable title opinions, updates of title opinions or landman reports acceptable to Administrative Agent with respect to Oil and Gas Properties described in subsection (b) immediately above confirming that such Restricted Person has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens.

Section 6.18. Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Default has occurred Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of a Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents subject to the terms thereof, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentioned or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter. Until a Default has occurred, upon the written request of Borrower, Administrative Agent shall notify any operator of Oil and Gas Properties of the Restricted Persons, that Administrative Agent has not exercised its right to receive Production Proceeds attributable to such Oil and Gas Properties and that Administrative Agent will notify such operator when it does exercise such right.

Section 6.19. Perfection and Protection of Security Interests and Liens. Each Restricted Person from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements, amendments to Security Documents, and other documents, properly completed and executed (and acknowledged when required) by such Restricted Person in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (i) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations and (ii) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Restricted Person hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the collateral describing the Collateral as “all assets” without the signature of any Restricted Person.

Section 6.20. Mortgaged Property Covenants.

(a) Leases and Contracts; Performance of Obligations. Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property and to the extent such Oil and Gas Property is included in the most recent Engineering Report, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by Restricted Person (calculated at the well) from sale of production.

(b) Representation to Continue to be True. Each Restricted Person will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that the representations and warranties in Section 5.19 through 5.22 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

Section 6.21. Post-Closing Obligations. Borrower shall deliver the title documents specified in Schedule 5 hereof by the dates set forth therein.

ARTICLE VII — Negative Covenants of Borrower

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement (as determined without regard to unasserted indemnity claims), unless Required Lenders have previously agreed otherwise:

Section 7.1. Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a) the Obligations and the Lender Hedging Obligations.

(b) unsecured Indebtedness among Borrower and the Guarantors arising in the ordinary course of business.

(c) Permitted Subordinated Debt.

(d) Indebtedness arising under Hedging Contracts permitted under Section 7.3;

(e) unsecured Indebtedness of Borrower not described in subsections (a) through (d) which does not exceed in the aggregate (taking into account all such Indebtedness of all Restricted Persons) $500,000.

Section 7.2. Limitation on Liens. Except for Permitted Liens, no Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires.

Section 7.3. Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except:

(a) contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons, provided that at all times: (i) no such contract fixes a price for a period later than thirty-six (36) months after such contract is entered into,; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed eighty percent (80%) of Restricted Persons’ aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Restricted Persons’ businesses for such month, (iii) except for letters of credit and the Collateral under the Security Documents with respect to Lender Hedging Obligations, no such contract requires any Restricted Person to put up money, assets, or other security against the event of its nonperformance prior to actual default by such Restricted Person in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who is a Lender or one of its Affiliates or an existing counterparty listed in Schedule 6; and

(b) contracts entered into by a Restricted Person with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Restricted Person that is accruing interest at a variable rate, provided that (i) at the time such Hedging Contract is entered into, the aggregate notional amount of such contracts does not exceed eighty percent (80%), excluding puts, of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract and (iii) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who is a Lender or one of its Affiliates.

(c) Notwithstanding the foregoing provisions of this Section 7.3, there shall be no limitations on the purchase by the Restricted Persons of put options or floor transactions with respect to oil or gas produced by Restricted Persons; provided, however, that any such put or floor transaction shall be solely for hedging, and not for speculative purposes, and the Restricted Person shall have no obligations thereunder other than payment of the applicable premium for any such put or floor transaction.

(d) Borrower shall not cause or permit an early termination of any Hedging Contract on which Administrative Agent and Lenders have relied in determining the Borrowing Base unless prior approval is received from Administrative Agent.

Section 7.4. Agreement to Assignment of ISDA Master Agreement. Each Lender hereby agrees that the rights of the Restricted Persons under Hedging Contracts with such Lender may be included in the Collateral.

Section 7.5. Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (b) Borrower, so long as Borrower is the surviving business entity. Borrower will not issue any securities other than (a) shares of its common stock, (b) shares of its preferred stock which cannot be converted to Indebtedness prior to the Maturity Date or mandatorily redeemed prior to the Maturity Date, and (c) any options or warrants giving the holders thereof only the right to acquire common stock of Borrower. No Subsidiary of Borrower will issue any additional shares of its Equity Interests or other securities or any options, warrants or other rights to acquire such additional shares or other securities except to Borrower and only to the extent not otherwise forbidden under the terms hereof. No Subsidiary of Borrower which is a partnership will allow any diminution of Borrower’s interest (direct or indirect) therein.

Section 7.6. Limitation on Sales of Property. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein, or discount, sell, pledge or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents:

(a) equipment which is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) equity interests of any of Borrower’s Subsidiaries which are transferred to Borrower or a wholly owned Subsidiary of Borrower; and

(d) interests in Oil and Gas Properties, or portions thereof, to which no Proved Reserves are properly attributed.

(e) other Oil and Gas Properties which are sold for fair consideration; provided that the aggregate sales price for all such property sold during any period of twelve (12) consecutive calendar months shall not exceed five percent (5%) of the Present Value of the Borrowing Base Properties.

No Restricted Person will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations which it would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in commercial quantities (as determined without considering the effect of any Security Document). No Restricted Person will elect not to participate in a proposed operation on any Oil and Gas Property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral unless such Restricted Person reasonably determines that the proposed operation will not be economic.

Section 7.7. Limitation on Dividends and Redemptions. No Restricted Person will declare or make directly or indirectly any Distribution, other than (a) Distributions payable to Borrower or to Guarantors that are wholly-owned Subsidiaries of Borrower; (b) Distributions payable with respect to Borrower’s common stock, to the extent that the aggregate value of all such Distributions made during any Fiscal Year does not exceed forty percent (40%) of Consolidated Net Income; provided that no Default or Event of Default exists at the time such Distribution on common stock is made or will occur as a result thereof; (c) Distributions due and payable with respect to Borrower’s preferred stock; provided that so long as no Default or Event of Default exists at the time such Distribution on preferred stock is made or will occur as a result thereof; and (d) Distributions by a Restricted Person payable only in such Restricted Person’s common stock, so long as Borrower’s interest in any of its Subsidiaries is not thereby reduced.

Section 7.8. Limitation on Acquisitions, Investments; and New Businesses. Except as expressly permitted by this section, no Restricted Person will make any acquisitions of, or capital contributions to, or other Investments in any Person or property; provided that the Restricted Persons (i) may make Permitted Investments and Core Acquisitions and Investments without limitation, and (ii) may make Non-Core Acquisitions and Investments so long as the aggregate amount expended on Non-Core Acquisitions and Investments during the period from the date hereof until the Maturity Date never exceeds 10% of Borrower’s Consolidated Net Worth at any time during such period. No Restricted Person will engage directly or indirectly in any business or conduct any operations except in connection with or incidental to its present businesses and operations, and (iii) transactions permitted by Section 7.8.

Section 7.9. Limitation on Credit Extensions. Except for Permitted Investments, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner.

Section 7.10. Transactions with Affiliates. Neither Borrower nor any of its Subsidiaries nor any Guarantor will engage in any material transaction with any of its Affiliates on terms which are less favorable to it than those which would have been obtainable at the time in arm’s-length dealing with Persons other than such Affiliates, provided that such restriction shall not apply to transactions among Borrower and its wholly owned Subsidiaries.

Section 7.11. Prohibited Contracts. Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contractual restriction or other consensual restriction on the ability of any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower, (b) to redeem equity interests held in it by Borrower, (c) to repay loans and other indebtedness owing by it to Borrower, or (d) to transfer any of its assets to Borrower, except in the case of clause (d) for (i) customary limitations and restrictions contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co-owners’ agreements, and similar conveyances and agreements (ii) customary restrictions on the assignment or transfer of any contract or agreement that are contained in such contract or agreement, (iii) limitations and restrictions arising in connection with Permitted Liens affecting only property subject to such Permitted Lien, (iv) any restriction imposed on particular assets or properties pursuant to an agreement entered into for a sale of such assets or properties not prohibited by Section 7.5 of this Agreement pending the closing of such sale, and (v) limitations and restrictions airing or existing by reason of applicable law. No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

Section 7.12. Current Ratio. The ratio of Borrower’s Consolidated current assets to Borrower’s Consolidated current liabilities will not be less than 1.0 to 1.0 as of the end of each Fiscal Quarter beginning June 30, 2009. For purposes of this section, (i) any non-cash gains or losses resulting from the requirements of SFAS 133 shall be excluded from current assets and from current liabilities, (ii) the Unused Borrowing Base shall be included as a current asset, and (iii) current maturities of the Obligations shall be excluded from current liabilities.

Section 7.13. Fixed Charge Coverage Ratio. As of the end of each Fiscal Quarter, the ratio of (i) Adjusted Consolidated EBITDA for such Fiscal Quarter to (ii) Consolidated Interest Expense for such Fiscal Quarter shall not be less than 1.5 to 1.0. The Fixed Charge Coverage Ratio shall exclude the results of any currently contemplated mergers or acquisitions that have been disclosed in writing to and approved by Administrative Agent prior to the date hereof.

Section 7.14. Payments of Subordinated Debt and Interest Only. No Restricted Person will make any payment of principal with respect to the Subordinated Debt. Restricted Persons may make payments of interest on the Subordinated Debt when due under the governing instruments provided that no Default or Event of Default exists at the time such interest payment is made or will occur as a result thereof.

ARTICLE VIII — Events of Default and Remedies

Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Any Restricted Person fails to pay any principal component of any Obligation when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;

(c) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;

(e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

(g) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower or to Borrower and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of the Threshold Amount, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor; provided, however, that an Event of Default shall not occur under this subsection (h) if the default is a failure to pay caused by an error or omission of an administrative or operational nature and funds were available to the Restricted Person to make the relevant payment when due and such payment is in fact made on or before the third Business Day following receipt of notice for the other party of such failure to pay.

(i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of the Threshold Amount exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $100,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(j) Any Restricted Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable Debtor Relief Laws now or hereafter in effect, or any proceeding under any Debtor Relief Law commenced against it remains undismissed for a period of sixty days; or

(ii) commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) in excess of the Threshold Amount (not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is discharged within thirty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within thirty days after the entry or levy thereof or after any stay is vacated or set aside; and

(k) any Material Adverse Change occurs.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2. Remedies. If any Default shall occur and be continuing, Required Lenders, or Administrative Agent at the direction of Required Lenders, may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3. Application of Proceeds After Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be cash collateralized as set forth in Section 2.13), any amounts received on account of the Secured Obligations shall be applied by Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders, the L/C Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them and the Lenders;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, the L/C Borrowings and the Lender Hedging Obligations, ratably among Lenders, L/C Issuer and the Lender Counterparties, in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings, obligations to deliver cash collateral for L/C Obligations pursuant to Section 2.13 and settlements under Hedging Contracts, ratably among Lenders, the L/C Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.12, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations.

ARTICLE IX — Administrative Agent

Section 9.1. Appointment and Authority. Each of the Lenders and LC Issuer hereby irrevocably appoints Bank of Oklahoma, N.A. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.

Section 9.2. Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.5. Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.6. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it, taking into account all distributions made by Administrative Agent under Section 3.1, and such payment causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations, whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of the Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.9. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the LC Issuer and Administrative Agent under Section 2.5 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11. Guaranty Matters. Each Lender and the LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit. Upon request by Administrative Agent at any time, each Lender and the LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.12.

Section 9.12. Collateral Matters.

(a) Each Lender and the LC Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Security Documents for the benefit of such Lender and the LC Issuer. Each Lender and the LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the LC Issuer. Administrative Agent is hereby authorized (but not obligated) on behalf of all of Lenders and the LC Issuer, without the necessity of any notice to or further consent from any Lender or the LC Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Lender and the LC issuer hereby irrevocably authorize Administrative Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender and the LC Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12.

(c) Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and the LC Issuer , to execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and the LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Administrative Agent shall have no obligation whatsoever to any Lender, the LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 9.12 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or the LC Issuer.

(e) Each Lender and the LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the LC Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or the LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

ARTICLE X — Miscellaneous

Section 10.1.	Waivers and Amendments; Acknowledgments.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent or LC Issuer, by such party, and (iii) if such party is a Lender, by such Lender or by Administrative Agent on behalf of Lenders with the written consent of Required Lenders. Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV (provided that Administrative Agent may in its discretion withdraw any request it has made under Section 4.2(f)), (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Note, (4) extend the Maturity Date, waive the provisions of Section 2.10(c), or postpone any date fixed for any payment of any such fees, principal or interest, (5) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Lenders or any of them to take any particular action under the Loan Documents, (6) release Borrower from its obligation to pay such Lender’s Obligations or any Guarantor from its guaranty of such payment, (7) release all or substantially all of the Collateral, except for such releases relating to sales or dispositions of property permitted by the Loan Documents, or (8) amend this Section 10.1(a). Notwithstanding the foregoing, no Impacted Lender shall have the right to vote to approve or disapprove or consent or withhold consent to any waiver or modification of any provision of any Loan Document, release any Collateral or to direct the actions of Administrative Agent.

(b) Acknowledgments and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the date hereof, (iv) no Lender has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender, on the other hand, is and shall be solely that of debtor and creditor, respectively, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lenders, provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender, or any representative thereof, and no such representation or covenant has been made, that any Lender will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgments in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

(c) Joint Acknowledgment. This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

There are no unwritten oral agreements between the parties.

Section 10.2. Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by any Restricted Person in any Loan Document, any Obligations under Sections 3.2 through Section 3.6, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles XIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Borrower or any other Restricted Person, Administrative Agent or LC Issuer; to the address, facsimile number, electronic mail address or telephone number specified for such person on the signature pages hereto;

(ii) if to any other Lender Party, to it at its address, facsimile number, electronic mail address or telephone number as specified on the Lenders Schedule.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower, any other Restricted Person, Administrative Agent and LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender Party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and LC Issuer.

Section 10.4. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or LC Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other LC Issuer, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.17.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

Section 10.5. Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned,;

(iii) any assignment of a Commitment must be approved by Administrative Agent and LC Issuer unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Note subject to such assignment and a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire in form satisfactory to Administrative Agent.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of Sections 3.2, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the fifth sentence of Section 10.1(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the requirements of, Sections 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6 as though it were a Lender.

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(e) as though it were a Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Joint and Several Liability. All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

Section 10.6. Confidentiality. Each of Administrative Agent, the Lenders and LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7. Governing Law; Submission to Process.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO.

(b) SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF COLORADO SITTING IN DENVER COUNTY AND OF THE UNITED STATES DISTRICT COURT SITTING IN DENVER COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COLORADO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER RESTRICTED PERSON OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER AND EACH OTHER RESTRICTED PERSON IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.3. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.8. Limitation on Interest. Lender Parties, Restricted Persons and the other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith.

Section 10.9. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Waiver of Jury Trial, Punitive Damages, etc. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND (B) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH PARTY HERETO (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

Section 10.12. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by this Agreement, Borrower and each other Restricted Person acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each other Restricted Person and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, and Borrower and each other Restricted Person is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Administrative Agents is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any other Restricted Person or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) Administrative Agent has neither assumed nor will assume an advisory, agency or fiduciary responsibility in favor of Borrower or any other Restricted Person with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether Administrative Agent has advised or is currently advising Borrower, any other Restricted Person or any of their respective Affiliates on other matters) and Administrative Agent has no obligation to Borrower, any other Restricted Person or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Restricted Persons and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Administrative Agent will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Restricted Persons has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Restricted Persons hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.13. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and each Guarantor in accordance with the Act.

Section 10.14. Amendment and Restatement. This Agreement amends and restates in its entirety the Existing Credit Documents, and from and after the date hereof, the terms and provisions of the Existing Credit Documents shall be superseded by the terms and provisions of this Agreement. Borrower hereby agrees that (i) the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Credit Documents shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement and (ii) all Liens securing the Existing Indebtedness shall continue in full force and effect to secure the Secured Obligations.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

DOUBLE EAGLE PETROLEUM CO.,
Borrower

By:	/s/ Kurtis Hooley

Name: Kurtis Hooley Title: Chief Financial Officer

Address:

1675 Broadway, Suite 2200
Denver, Colorado 80202
Attention: Kurtis Hooley, Chief Financial Officer

Telephone:303/794-8445
Fax:	303/794-8451

BANK OF OKLAHOMA, N.A.,
Administrative Agent, LC Issuer and Lender

By:	/s/ Guy Evangelista

Name:
Title:

Address:
1675 Broadway
Suite 1650
Denver, Colorado 80202
Attention:Guy C. Evangelista
Telephone:303/864-7347
Fax:	303/864-7349

AMERICAN NATIONAL BANK, Lender

By:	/s/ Kevin Donaldson

Name:
Title:
Address: 3033 E. First Avenue Denver, Colorado 80206 Attention:Kevin Donaldson Telephone:303/394-5067 Fax: 303/394-5322 Address:

3033 E. First Avenue
Denver, Colorado 80206
Attention:Kevin Donaldson
Telephone:303/394-5067
Fax:	303/394-5322